Exhibit 10.19

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

MANUFACTURE AND DEVELOPMENT AGREEMENT

This Manufacture and Development Agreement (the “Agreement”) is entered into as of 20 MAY 2013 (the “Effective Date”), by and between REVANCE THERAPEUTICS, INC., (“Revance”), located at 7555 Gateway Boulevard, Newark, CA 94560 and AMERICAN PEPTIDE COMPANY, INC., (“APC”), located at 777 E. Evelyn Avenue, Sunnyvale, CA 94086. References to “Revance” and “APC” shall include their respective Affiliates.

RECITALS

WHEREAS, Revance is in the business of developing, making, selling and marketing products, including products using its proprietary excipient peptide technology, for therapeutic and cosmetic purposes;

WHEREAS, APC is in the business of and has considerable know how and expertise in the manufacture, testing and packaging of peptide products;

WHEREAS, Revance desires to purchase from APC a supply of Product, as defined below for commercial distribution; and

WHEREAS, APC desires to manufacture and supply Product in accordance with the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

1.1 “Affiliates” means, with respect to a party, any corporation or other business entity controlling, controlled by or under common control with such party. The term “controlling” (with correlative meanings for the terms “controlled by” and “under common control with”) as used in this definition means either (a) possession of the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest of the applicable corporation or other business entity, or (b) the ability, by contract or otherwise, to control the management of the applicable corporation or other business entity.

1.2 “Batch” shall mean the total homogeneous (within specified limits) quantity of purified Product that has been processed according to a single production order including a single purification campaign, pooled and lyophilized in bulk.

1.

1.3 “Batch Production Record” or “BPR” shall mean the formal set of instructions for production of Product including the In-Process Specifications, identification of raw materials, master formula, sampling procedures, and critical process-related SOPs for manufacturing intermediates and final Product.

1.4 “Certificate of Analysis” shall mean a certificate of analysis including results of analysis issued by APC and Revance certifying that each batch of Product meets its release Specifications, as set forth in an Attachment A and Attachment B respectively.

1.5 “Certificate of Compliance” shall mean an approved document by APC’s Quality Assurance certifying each batch of Product has been manufactured and/or packaged in compliance with cGMP, all applicable APC standard operating procedures, and this Agreement.

1.6 “Controlled” shall mean, with respect to any patent or other intellectual property right, that the applicable party owns or has a license to such patent or other intellectual property right and has the ability to disclose same to the other party and to grant such other party a license or a sublicense (as applicable) under same as provided in this Agreement without violating the terms of any agreement or other arrangement with any third party.

1.7 “Defective Product” shall have the meaning as set forth in Section 3.2.

1.8 “Delivered” (including, with correlative meaning, the terms “deliver” or “delivery”) shall have the meaning as set forth in Section 2.6.

1.9 “Failed Lot” means any Batch of Product that has been rejected due to failure to meet In-Process or Product release Specifications.

1.10 “FDA” means the United States government department known as the Food and Drug Administration, or any successor entity thereto, or the foreign equivalent in those foreign jurisdictions where APC has agreed to supply Product.

1.11 “GMP” or “Good Manufacturing Practices” shall mean the manufacturing practices required by the U.S. Food and Drug Administration for the manufacture and testing of pharmaceutical products and materials, including peptide products, and the corresponding requirements of the European Union, Member States of the European Union, and other countries to the extent they are applicable. “cGMP” or “current “GMP” shall mean the GMP practices in effect at the time of such manufacture.

1.12 “Intellectual Property” includes, without limitation, rights in patents, patent applications, know-how, formulae, trade secrets, trade-marks, trade-mark applications, trade-names, Inventions, copyright and industrial designs.

1.13 “Invention” means information relating to any data, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable.

2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.14 “In-Process Testing” means the quality assurance testing performed during production of Product to monitor and adjust (if necessary) the manufacturing process to ensure that final Product conforms to the Specifications and the production environment and equipment is controlled in compliance with cGMP.

1.15 “Manufacturing Site” means the facility owned and operated by APC that is located at 1271 Avenida Chelsea, Vista, CA, 92081, which is a California State FDA licensed facility operating under cGMP as defined under 21 CFR parts 210 and 211.

1.16 “APC Intellectual Property” means all Intellectual Property owned or Controlled by APC, including Non-Product Specific Developments but not including any Revance Intellectual Property or Product-Specific Developments, that is necessary or useful in enabling a manufacturer to perform the Services in accordance with the Specifications and terms of this Agreement.

1.17 “Non-Product Specific Developments” shall have the meaning as set forth in Section 8.3.

1.18 “Product” shall mean all or any part of the non-sterile lyophilized bulk form of the peptide known as RTP004, as described in the Specifications and produced in accordance with this Agreement.

1.19 “Purchase Order” shall have the meaning as set forth in Section 2.4.

1.20 “Purity” is the extent to which Product is free from adulterating chemical, biological, or physical entities.

1.21 “Regulatory Authorities” shall mean any national (including the United States), supra-national (e.g. the European Commission or the Council of the European Union), state or local regulatory agency, department, bureau, commission, council or other governmental entity, who’s laws, rules or regulations cover or regulate any of the Services provided hereunder.

1.22 “Regulatory Standards” shall mean all applicable laws, rules and regulatory requirements of the Regulatory Authorities regarding the Services provided hereunder, including cGMP.

1.23 “Reprocess” shall mean subjecting all or part of a batch to the repetition of a previous step or alternate manufacturing steps due to a failure to meet In-Process Testing or Specifications.

1.24 “Services” shall mean the development, manufacturing, quality control testing, packaging, storage and quality assurance services performed by APC under this Agreement and any Purchase Order.

1.25 “Specifications” shall mean the list of attributes, references to analytical procedures, and their respective acceptance criteria for Product contained in Attachment A and Attachment B to this Agreement.

3.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.26 “Third Party” shall mean any person or entity other than the parties and their Affiliates, employees, assigns or designees.

ARTICLE 2

SERVICES PERFORMED; ORDERS AND SHIPMENTS

2.1 Services; Manufacturing. During the term of this Agreement, APC agrees to perform the Services, including the manufacture of Product conforming with the Specifications, in accordance with this Agreement and all Regulatory Standards, including cGMP, and shall use reasonable efforts to achieve the estimated time schedule therefore. APC will purify the Product with dedicated HPLC media in a cGMP-dedicated cleanroom. APC shall perform the Services in a professional, diligent, workmanlike, and timely manner and in strict accordance with the terms and conditions of this Agreement, any Purchase Order, and Revance’s written instructions. APC shall keep Revance reasonably informed of the progress and results of the Services, and shall promptly respond to Revance’s reasonable inquiries regarding the Services.

2.2 Development. APC will develop the Batch Production Record and In-Process Testing prior to the initiation of the production of Product intended for use in clinical trials.

2.3 Materials; Equipment and Personnel. All raw materials for the manufacturing of the Product shall be procured, tested, released, and stored by and at the expense of APC in accordance with APC established SOP and methods and Revance’s written instructions. Equipment utilized in the manufacture of the Product will meet cGMP requirements as determined by APC, and all Services will be conducted by trained personnel provided by APC.

2.4 Product Orders. Revance will place purchase orders with APC in writing specifying the order number, quantities of Product type, delivery locations(s) and delivery date(s), (“Purchase Order”). APC will use its best efforts to meet Revance’s demand for Products in accordance with this Agreement.

2.5 Confirmation. Immediately upon receipt of each Purchase Order, APC will confirm its receipt and inform Revance of any occurrence or event within or beyond its control that may jeopardize the delivery of Products by the requested delivery date(s).

2.6 Delivery. Product shall be delivered FOB APC’s premises which means when APC delivers Product to a common carrier acceptable to Revance, risk and title to Product shall pass to Revance, which shall be deemed to be “Delivered” (or “Deliver” or “Delivery” as appropriate). Subject to Section 2.7, APC shall deliver to Revance the Certificate of Analysis and Certificate of Compliance not later than the date of Delivery. For clarity, Revance shall not be obligated to take delivery of any Batch which has not been released by APC’s Quality Assurance department, and determined to have met the release Specifications. Transportation of Product, whether or not under any arrangements made by APC on behalf of Revance, shall be made at the sole risk and expense of Revance. If requested in writing by Revance, APC will (acting as agent of Revance for such purpose and following any written instructions provided by Revance) arrange the transportation of Product from APC’s premises to the destination indicated by Revance together with insurance coverage for Product in transit. Shipping, handling & insurance charges will be added to the invoice at the rate of $150 per shipment requested. This value may change depending on the value of each package.

4.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.7 Delivery Without Certificate of Analysis. At Revance’s request, APC will Deliver Product in quarantine prior to delivery of the Certificate of Analysis. Accordingly, Revance agrees that the Product cannot be administered to humans until transmittal of the Certificate of Analysis, and that Revance nevertheless accepts full risk of loss, title and ownership of the Product. The Delivery of Product in quarantine shall be subject to such testing requirements as APC may reasonably require. The forty-five (45) day period referred to in Section 3.2 shall run from the delivery of the Certificate of Analysis to Revance.

2.8 Order Postponement and Cancellation. Any outstanding order may be postponed or cancelled by Revance on seventy-two (72) hours notice, and may be postponed or cancelled on shorter notice in the event of Force Majeure, or of concerns by Revance about the safety or manufacture of the Product or the expected conformance of the Product to the Product Specification. If Revance should choose to postpone an order, Revance will be responsible for paying for time and materials expended by APC up to the point of postponement. In the event of a postponement or cancellation of any order pursuant to this Section, APC shall use its commercially reasonable best efforts to reschedule the postponed order for a time agreeable to both parties. In the event any order is canceled, Revance shall pay APC for all costs incurred or not reasonably cancelable upon notice of cancellation by Revance. Notwithstanding anything to the contrary herein, in the event that the projected completion date of any such project is extended more than 6 months beyond the date projected in the original timeline, except due to the fault of Revance, Revance shall have the right to terminate the relevant Purchase Order, and payment therefor, or the entire Agreement, at its sole discretion, under the terms of Section 10.2(c).

2.9 Packaging; Labeling and Storage. All Product manufactured by APC shall be suitably stored, packaged and labeled in accordance with all Regulatory Standards, the Specifications and Revance’s written instructions, to protect it from degradation and minimize loss. Subject to the above, Product shall be minimally labeled: “Caution: New Investigational Material, for manufacturing, processing, or repackaging in the preparation of a new drug limited by Federal (or United States) Law to investigational use only.”.

2.10 Inventory. APC shall maintain a dedicated inventory of raw materials sufficient to fulfill all of AFC’s Service obligations under this Agreement, stored and rotated (First In, First Out) and used in accordance with the Specifications and all Regulatory Standards, at no additional charge to Revance.

ARTICLE 3

TESTING AND REJECTION

3.1 Damage Claims. Revance shall make damaged Product and associated packaging materials available for inspection and shall comply with the reasonable requirements of any insurance policy covering the Product, for which notification has been given by APC to Revance. APC shall offer Revance all reasonable assistance in pursuing any claims arising out of the transportation of Product.

5.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.2 Testing and Rejection. For each Batch, APC shall release the batch to Revance and provide Revance with a Certificate of Analysis and a Certificate of Compliance, Revance may, upon reasonable notice, come to APC to review production and testing documentation, raw testing data, all deviations/investigations associated with the batch, and other information as agreed by the parties. Promptly following receipt of Product or any sample thereof, Revance Quality Assurance shall review the Certificate of Analysis and Certificate of Conformance and test such product itself, and shall determine a) whether the Batch was produced in compliance with applicable laws and rules and regulations, including cGMP, and b) whether the Batch meets Specifications. Revance shall only be obligated to take delivery of Batches that Revance Quality Assurance has confirmed were produced in compliance with cGMP and meet Specifications. If such analysis by Revance shows that the Product fails to meet Specifications or cGMP (“Defective Product”), Revance shall give APC written notice thereof within forty-five (45) days from the date of receipt of such Product and shall return such Product to APC’s premises, at APC’s expense, for further testing. In the absence of such written notice, Product shall be deemed to have been accepted by Revance as meeting Specifications. If Revance has reasonably demonstrated to APC that Product returned to APC fails to meet Specifications or cGMP and that such failure is not due (in whole or in part) to acts or omissions of Revance or any Third Party after Delivery, APC shall, at Revance’s discretion, refund that part of the purchase price that relates to the production of such Product or replace such Product at its own cost and expense. Revance shall have no obligation to pay for any Product that is subject to a good faith claim of non-compliance or defect made pursuant to this Section. In the event Revance determines that APC will replace such Product, APC shall notify Revance and use all reasonable endeavors to do so with the minimum delay having regard to its commitments to Third Parties in the timing of such replacement.

3.3 Independent Testing. If APC disagrees with Revance’s determination that certain units of Product are Defective Product, then either party may submit such Product to an independent Third Party testing service, mutually and reasonably acceptable to both parties, for analytical testing to determine whether such Product is a Defective Product. The parties agree that such testing service’s determination shall be final and determinative. The party against whom the Third Party testing service rules shall bear all costs of the Third Party testing.

ARTICLE 4

QUALITY CONTROL; AUDITS; RECORDS AND REGULATORY MATTERS

4.1 Quality Control. APC shall maintain and follow a quality control and testing program as described in the QC Bulk Material Specification, its standard operating procedures and any further written instructions from Revance or agreement between the parties, such as a quality agreement. Each Batch of Product delivered to Revance shall be identified with a separate lot number and accompanied by a written Certificate of Analysis confirming that the Product was manufactured in accordance with this Agreement, including the Specifications, cGMP, and all Regulatory Standards. All documentation and test results, including Batch records, appropriately signed, as are necessary to demonstrate APC’s compliance with this Agreement, shall be made available to Revance or, at Revance’s request, Revance’s designee within ten (10) days of shipment from the Manufacturing Site, or four (4) weeks from the last step of manufacture at the APC site, whichever is earlier. These records will be available for review at APC GMP site.

6.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.2 Records. APC shall maintain all records necessary to comply with this Agreement. APC shall provide Revance or, at Revance’s request, Revance’s designee access to any regulatory filings made by APC to the extent they relate to the Services (e.g. by letter of authorization to reference DMF, review of records at APC site, or copies of records per mutual agreement). APC shall also maintain records with respect to its costs, obligations and performance under this Agreement. Specifically, but without limitation, APC shall maintain all records reasonably necessary to support invoices and compliance with this Agreement, including the Specifications, cGMP and all Regulatory Standards related to the Services, including the manufacture, stability and quality control of each Batch. All such records shall be maintained for a period of not less than three (3) years from the date of expiration of each Batch of Product to which said records pertain, or such longer period as may be required by law, rule or regulation.

4.3 Retention of Samples. APC shall hold back or retain samples sufficient for two full rounds of re-testing for compliance with Specifications. Retained repository samples shall be maintained in a suitable storage facility (under conditions per the label claim) for a period of not less than three (3) years from the date of expiration of each Batch of the Product. All such samples shall he available for inspection and testing by Revance or, at Revance’s request, Revance’s designee at reasonable times and upon reasonable notice.

4.4 Audits. During the period of time such records are kept pursuant to Section 4.2, Revance or its designees may periodically review such records, and shall have the right to audit, survey, or verify APC’s adherence to this Agreement. In addition, during this Agreement and upon written request to APC, Revance or its designees shall have the right to visit or have Regulatory Authorities visit the manufacturing facilities of APC during normal business hours to review APC’s manufacturing operations, to assess its compliance with this Agreement and any further written instructions from Revance or agreement between the parties, such as a quality agreement, and to discuss any related issues with APC’s manufacturing and management personnel. Prior to destruction of any record or sample kept pursuant to this Article 4, APC shall give written notice to Revance or, at the request of Revance, Revance’s designee, which shall have the right to request, receive and retain such record at no cost to Revance or Revance’s designee. Employees of Revance and Revance’s designees who visit APC’s facilities shall at all times comply with APC’s rules and regulations. All audited data will be treated as Confidential Information of APC.

4.5 Compliance with Law. APC shall be responsible for complying with all Regulatory Standards. APC shall give Revance prompt (no later than two (2) business days) notice of any impending inspections by a Regulatory Authority of the Manufacturing Site or Services provided hereunder that relates to Revance Product, and provide Revance an opportunity to observe such inspection. APC agrees to notify Revance within twenty-four (24) hours of any inquiries or notifications by any Regulatory Authority in regard to the Product or Services. APC shall provide a reasonable description to Revance of any such governmental inquiries or notifications promptly (but in no event later than five (5) calendar days) after such visit or inquiry. APC shall furnish to Revance (a) within twenty-four (24) hours after receipt, any report or correspondence issued by the Regulatory Authority in connection with such inquiry or notification, including but not limited to, any FDA Form 483 Establishment Inspection Reports, warning letters and (b) not later than two (2) business days prior to the time it provides to a Regulatory Authority, copies of any and all responses or explanations relating to items set forth

7.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

above, in each case purged only of trade secrets or other confidential or proprietary information of APC that are unrelated to the Product and the obligations under this Agreement. APC shall discuss with Revance, and secure Revance’s written agreement on the proposed responses or explanations that will he provided to Regulatory Authority observations under subsection (b) of this section.

4.6 APC Registration, Approvals and Inspections. APC shall be responsible for obtaining and maintaining all necessary plant inspection standards, plant licenses, government permits and approvals to manufacture and package Product under cGMP conditions that may be required to enable the investigation of new drugs or sale of Product by Revance. APC shall provide on a continuing basis, access by Revance and/or, upon the request of Revance, Revance’s designee to all of its protocols, standard operating procedures (SOPs), equipment specifications, and access to manufacturing records, etc., useful or necessary for the manufacture of Product. Such information provided by APC shall be considered APC’s Confidential Information.

4.7 Adverse Events. APC agrees to notify Revance in a timely manner of any adverse event which involves or may involve a Product supplied hereunder. Revance will have sole responsibility for receiving, investigating, reporting (if applicable) and responding to any adverse events to a Product. If an adverse event or recall appears to be related to a Product failure or Product Defect, APC agrees to provide Revance with all assistance reasonably requested by Revance to investigate the adverse event, determine the cause of such Product failure or Product Defect, and develop a plan to assure that the cause of such failure or defect is eliminated. APC agrees that, if the cause of the adverse event or recall is conclusively determined to be related to the manufacturing of a Product by APC, then APC will replace the material within a reasonable time.

4.8 APC Production Issues. APC shall immediately and no later than two (2) business days notify Revance of any material deviations from the Batch Production Record or any Failed Lot, manufacturing, supply or delivery issues or other information of which APC becomes aware which may affect the ability of APC to supply Product in accordance with this Agreement, the production timeline or the applicable Purchase Order. APC shall not Reprocess or re-manufacture Product without the express written consent of Revance. Each Party shall promptly notify the other of new instructions or specifications of which it becomes aware which are relevant to the manufacture or supply of Product under this Agreement and which are required by a Regulatory Authority or Regulatory Standard and shall confer with each other with respect to the best means to comply with such requirements. APC shall assist Revance in obtaining and maintaining all approvals and authorizations of any Regulatory Authority necessary for the use of Product.

4.9 Approval for Manufacturing Changes. APC agrees that no material changes will be made to any materials, Specifications, equipment, methods or protocol of production or testing for the Product, including the Batch Production Record, without Revance’s prior written approval. Subsequent to the prior written approval of the change control request by Revance, APC may then make those changes in manufacturing procedures permitted under Regulatory Standards and this Agreement. In the event that Regulatory Standards enacted after the Effective Date require a change in the manufacturing procedures for Product, the parties will meet

8.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

promptly to discuss a mutually agreeable way to implement such change and to discuss price adjustments, if any. Under no circumstances will APC contract out any part of the manufacturing or testing to a third party or change the Manufacturing Site without prior written approval from Revance, such consent not to be unreasonably withheld. The cost of any such change in Manufacturing Site shall be born solely by APC.

4.10 Other Laws and Regulations. In carrying out its obligations under this Agreement, APC shall comply with all applicable environmental and health and safety laws, and, except as set forth in this Agreement, APC shall be solely responsible for determining how to carry out these obligations.

ARTICLE 5

PRICE, INVOICING AND COSTS

5.1 Price. Revance shall pay APC for all Product delivered in conformance with this Agreement, at the applicable rate or purchase price set forth in the applicable Purchase Order.

5.2 Invoices and Payment. Revance shall prepay thirty percent (30%) of the purchase price set forth on the applicable Purchase Order, after confirmation of such Purchase Order pursuant to Section 2.4. APC shall provide to Revance a written invoice upon shipment of sample to Revance for the remainder of the purchase price. Upon receipt of sample, Revance shall have up to 30 working days to complete testing and affirm that the batch meets specification (See Attachment B) at which time the balance of the purchase price shall be due and the product will be shipped to Revance. If the batch does not meet specification both parties will diligently discuss nonconforming test results in order to resolve the matter in a timely manner Notwithstanding the foregoing in the event that Revance disputes any such invoicing in good-faith, such disputed portion of such invoice shall not be due until the parties resolve such disputes.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Revance Warranties. Revance represents and warrants to APC:

(a) that this Agreement has been duly executed and delivered on its behalf, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms;

(b) that it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and

(c) to its knowledge, the execution, delivery and performance of this Agreement does not conflict with any agreement, to which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.2 APC Warranties. APC represents and warrants to Revance:

(a) that this Agreement has been duly executed and delivered on its behalf, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms;

(b) that it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c) to its knowledge, the execution, delivery and performance of this Agreement does not conflict with any agreement, to which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

(d) that it shall not enter into any agreement or arrangement with any other entity that would prevent or in any way interfere with its ability to perform the Services hereunder;

(e) that it will perform the Services in accordance and in compliance with this Agreement and all Regulatory Standards, including cGMP;

(f) that it will only disclose Confidential information to employees and Third Parties bound to obligations of confidence substantially similar to those obligations of confidence imposed on APC under this Agreement;

(g) that it has the necessary facilities, plant, equipment, know-how, procedures, and personnel at its Manufacturing Site to perform the Services in compliance with the terms of this Agreement and that it has obtained (or will obtain prior to producing Product), and will maintain and remain in compliance with, all permits, consents, approvals, licenses, and other authorizations or waivers during the term of this Agreement which are required under any Regulatory Standards to perform the Services at AFC’s facilities;

(h) that no person or entity that has been debarred by the FDA or other Regulatory Authority under 21 U.S.C. §335(a) or (b), or, to the best of its knowledge, is the subject of debarment proceedings by the FDA or other Regulatory Authority, will be involved in the performance of its obligations under this Agreement and APC represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Federal Food, Drug, and Cosmetic Act and that it has not received any warnings from the FDA (or any equivalent oversight body in a country other than the United States) relating to the development or manufacturing services it has provided to Third Parties, and if any of the above occur during the term of this Agreement APC shall immediately notify Revance thereof;

(i) that as of the date of this Agreement, to the best of APC’s knowledge, the APC intellectual Property is owned or Controlled by APC, and APC is entitled to use it for the purposes of providing Services under this Agreement, and during the term of this Agreement APC shall not do or cause anything to be done which would adversely affect their ownership or entitlement to use the same for those purposes; APC will not incorporate any APC Intellectual Property into the Product-Specific Developments without Revance’s prior written authorization; and

10.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(j) and that it shall not knowingly ship Product that is defective in any way, or is adulterated or misbranded or unsuitable, or that has been misused, contaminated, tampered with or otherwise altered, mishandled, subjected to negligence, or is outside of its useful shelf life and that all Products shall be free and clear of any and all encumbrances, liens, or other Third Party claims, including claims of infringement.

THE WARRANTIES CONTAINED IN THIS ARTICLE 6 ARE THE SOLE WARRANTIES GIVEN BY THE PARTIES HEREUNDER. APC MAKES NO WARRANTY, EXPRESSED OR IMPLIED, ABOUT THE SUITABILITY OF PRODUCT OR ANY USE BY REVANCE.

ARTICLE 7

INDEMNIFICATION AND INSURANCE

7.1 Mutual Indemnification. Each party shall indemnify, defend and hold the other party and its Affiliates and sublicensees, and their respective directors, officers, employees and agents (such party’s “Indemnitees”) harmless from and against any and all liabilities, damages, costs, expenses, or losses (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) resulting from any claims, suits, actions, demands, or other proceedings brought by or on behalf of a Third Party (collectively, “Claims”) to the extent arising from

(a) negligence or willful misconduct of the indemnifying party, its employees or agents; or

(b) breach of this Agreement by the indemnifying party.

Such indemnification shall not apply to the extent that the Claims are caused by the negligence or misconduct of, or breach of this Agreement by such party’s Indemnitees.

7.2 APC Indemnification, APC shall additionally indemnify, defend and hold harmless Revance and its Indemnitees from and against all Losses resulting from any Claims, to the extent arising from any infringement of any Third Party intellectual property right relating to the manufacture of Products.

7.3 Indemnification Procedures. Any entity entitled to indemnification under this Article 7 shall give written notice to the indemnifying party of any Claims that may be subject to indemnification, promptly after learning of such Claim, and the indemnifying party shall assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. The indemnified party shall cooperate with the indemnifying party in such defense. The indemnified party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Claim. The indemnifying party shall not be liable for any litigation costs or expenses incurred by the indemnified party without the indemnifying party’s written consent, such consent not to be unreasonably withheld. The indemnifying party shall not settle any such Claim if such settlement (a) does not fully and unconditionally release the indemnified party from all liability relating thereto or (b) adversely impacts the exercise of the rights granted to the indemnified party under this Agreement, unless the indemnified party otherwise agrees in writing.

11.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.4 Insurance. APC shall maintain, at its own expense, (a) not less than one million dollars ($1,000,000) property insurance covering all Product while on its premises or under its control and (b) products liability insurance, of not less than three million dollars ($3,000,000) on an aggregate and not less than one million dollars ($1,000,000) on a per incident basis. Such property insurance shall be in the form of an “all risks” policy and shall include earthquake damage insurance. All insurance required under this Agreement shall be maintained during the term of this Agreement, and Revance shall be notified promptly of any cancellation or reduction in coverage of such insurance policies.

7.5 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER THE REST OF THIS ARTICLE 7, OR DAMAGES AVAILABLE FOR BREACHES OF THE INTELLECTUAL PROPERTY AND CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLES 8 AND 9.

ARTICLE 8

LICENSES AND INTELLECTUAL PROPERTY

8.1 Manufacturing License. For the term of this Agreement, Revance hereby grants to APC a fully paid, royalty free, non-exclusive, non-sublicensable and non-transferable license under Revance Intellectual Property and the Product-Specific Developments (as defined below) to perform the Services under this Agreement.

8.2 Product-Specific Developments. All Intellectual Property, developments, Inventions, processes, know-how, data and information generated or developed by APC to the extent specific to the development, manufacture, use or sale of Product that is the subject of the Services or based on Revance Intellectual Property or Revance’s Confidential Information (“Product-Specific Developments”) shall be the exclusive property of Revance. APC owns the batch records. Batch records can be sold if required. APC agrees to assign, and does hereby assign to Revance any and all interest of APC in any Product-Specific Developments. APC agrees to provide Revance with prompt assistance and sign such documents and do such other things as Revance may reasonably request to file for, prosecute, assign and perfect ownership of any Intellectual Property rights relating to Product-Specific Developments. APC may bill Revance for costs incurred with the assistance of such filing. During the term of this Agreement, APC may use Product-Specific Developments in the performance of this Agreement as contemplated in Section 8.1 above.

8.3 Non-Product Specific Developments. All Intellectual Property, developments, Inventions, processes, know-how, data and information developed by APC in the performance of this Agreement which relate generally to the development, testing, quality assurance or

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manufacture of products, and are not particular to a Product, and that are not based on Revance’s Confidential Information or Revance Intellectual Property (“Non-Product Specific Developments”) shall belong to APC.

8.4 License to Revance. APC hereby grants to Revance a fully paid, royalty-free sublicensable, exclusive worldwide license under the APC Intellectual Property Rights to use, import, offer for sale and sell Product manufactured under this Agreement.

8.5 Intellectual Property. Generally. Each party shall be solely responsible for the costs of filing, prosecution and maintenance of patents and patent applications on its own Inventions. Either party shall give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Products or processes or technology owned or otherwise Controlled by such party. Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as a grant, transfer or other conveyance by either party to the other of any right, title, license or other interest of any kind in any of its Intellectual Property.

8.6 Defense and Settlement of Third Party Claims. If a Third Party asserts that a patent or other right owned by it is infringed by the manufacture of Product by APC pursuant to this Agreement, the party first obtaining knowledge of such a claim shall immediately provide the other party notice of such claim and the related facts in reasonable detail. Each party agrees to investigate the situation fully in collaboration with the other party, and the parties agree to discuss how best to control the defense of any such claim. In the event the parties cannot agree on the defense of any such claim, Revance shall have the right, but not the obligation, to control such defense. APC shall have the right to be represented separately by counsel of its own choice.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidentiality and Exceptions. Except as set forth below, all information disclosed by one party to the other party shall be deemed to be the disclosing party’s “Confidential Information”. The terms and provisions of this Agreement shall be deemed the Confidential Information of both parties. Each party, and its employees and agents shall take all reasonable steps to protect and keep confidential and shall not use, publish or otherwise disclose to any Third Party, except as permitted by this Agreement, or with the other party’s written consent, the other party’s Confidential Information. For the purposes of this Agreement, Confidential Information shall not include such information that can be shown by such party’s competent records to be:

(a) already known to the receiving party at the time of disclosure by the other party, other than under an obligation of confidentiality; generally available to the public or was otherwise part of the public domain at the time of disclosure or became

(b) generally available to the public or otherwise part of the public domain after disclosure other than through any act or omission of the receiving party in breach of this Agreement;

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) lawfully disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party who had no obligation not to disclose such information to others; or

(d) independently developed by or for the receiving party without the aid, application or use of Confidential Information by persons who did not access the Confidential Information

9.2 Authorized Disclosure. Each party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary to comply with a court order or any applicable Regulatory Standards, provided that if a party is required by law or regulation to make any such disclosure of the other party’s Confidential Information it will give advance notice to the other party of such disclosure requirement and will use its reasonable efforts to secure a protective order or confidential treatment of such Confidential Information required to be disclosed. Neither party shall disclose Confidential Information of the other party in any patent filings without the prior written consent of the disclosing party. A party may disclose the material terms of this Agreement as necessary to enforce its respective rights under the Agreement, or to its legal or financial advisors, provided such disclosure occurs under an obligation of confidentiality at least as stringent as those set forth herein.

9.3 Confidentiality and Publicity. The parties agree that, except as may otherwise be required by Regulatory Standards or court order, and except as may be authorized in Section 9.2, no information concerning this Agreement and the transactions contemplated herein shall be made public by either party without the prior written consent of the other. Specifically, APC shall not, without first obtaining the written consent of Revance, in any manner disclose or publish the fact that APC has contracted to furnish Revance the goods and services contemplated by this Agreement.

9.4 Survival of Confidentiality; Prior Agreement. All obligations of confidentiality, non-disclosure and non-use imposed upon the parties under this Agreement shall expire five (5) years after the expiration of this Agreement. The parties agree that the Confidentiality Agreement between Revance and APC, dated February 27, 2007, shall be superseded in its entirety by the provisions of this Agreement, and any “Confidential Information” created thereunder, shall be deemed Confidential Information under this Agreement.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. The term of this Manufacture Agreement shall commence on the Effective Date. Subject to Section 10.2, the initial term of this Agreement shall expire seven (7) years after the Effective Date. Thereafter, or prior thereto, the parties may negotiate in good faith a renewal or renewals of this Agreement.

10.2 Termination. This Agreement may be terminated:

(a) upon mutual written agreement between the parties;

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) by either party upon six (6) months prior notice; or

(c) by either party as a result of a material default by the other party in the performance of any material obligation, condition or covenant of this Agreement, if such default or noncompliance shall not have been remedied within thirty (30) days after the defaulting party receives notice of such breach or default from the other party.

(d) Revance may terminate this Agreement as to any Product or in its entirety with immediate effect, in the event that any applicable Authority, state or local regulatory approvals, laws, ordinances, or regulations, present or future, including but not limited to any conditions, amendments, or variations state that the Manufacturing Site is not suitable or ceases to be suitable for the manufacture of the Product or suspends, or refuses to grant any approval, license, permit, or other authorization to manufacture the Product.

(e) Revance may terminate this Agreement as to any Product at any time upon ninety (90) days’ prior written notice to APC.

10.3 Effect of Termination.

(a) Generally. The expiration or termination of this Agreement shall not relieve APC from its obligation to deliver Product ordered by Purchase Orders received and accepted by APC prior to the effective date of such expiration or termination (unless approved by Revance), nor shall expiration or termination relieve Revance from paying for any such Product. Any termination or expiration of this Agreement shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this Agreement. Revance shall pay APC’s expenses properly incurred or properly and irrevocably committed to Third Parties in accordance with this Agreement and the relevant Purchase Order. For greater certainty, termination of this Agreement for any reason shall not affect the obligations and responsibilities of the parties under Articles 3, 4 and 9 and Sections 7.1 - 7.3, 8.2 - 8.5, 10.3, 11.1, and 11.2, all of which shall survive any termination.

(b) Return of Materials. Upon termination or expiration of this Agreement, APC shall promptly return to Revance or destroy, at Revance’s sole discretion, ail of Revance’s Intellectual Property, Confidential Information and other materials.

ARTICLE 11

NOTICE AND MISCELLANEOUS ISSUES

11.1 Dispute Resolution. In the event of any dispute arising out of or in connection with this Agreement (other than a dispute determined in accordance with Section 3.3), the parties shall first try to solve it amicably. In this regard, any party may send a notice of dispute to the other, and each party shall appoint, within ten (10) business days from receipt of such notice of dispute, a single representative having full power and authority to solve the dispute. The representatives so designated shall meet as necessary in order to solve such dispute. If these representatives fail to solve the matter within one month from their appointment, or if a party fails to appoint a representative within the ten (10) business day period set forth above, such dispute shall immediately be referred to the Chief Executive Officer (or such other officer as

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they may designate) of each party who will meet and discuss as necessary in order to try to solve the dispute amicably. Should the parties fail to reach a resolution under this Section 11.1, their dispute will be referred to a court of competent jurisdiction in accordance with Section 11.2.

11.2 Choice of Law. The Agreement shall be governed by the laws of the State of California, without giving effect to any conflicts of laws provisions thereof that would cause the application of the laws of a different jurisdiction.

11.3 Relationship of the parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. All activities by the parties hereunder shall be performed by them as independent contractors. Neither party shall incur any debts or make any commitments for the other party, except to the extent, if at all, specifically provided herein. No right is granted by this Agreement to either party to use in any manner the name of the other or any other tradename or trademark of the other in connection with the performance of this Agreement, except as required by law or regulation or as expressly set forth in this Agreement.

11.4 Assignability. Neither APC nor its Affiliates may assign its rights and/or delegate its obligations under this Agreement to any party without Revance’s prior written consent, except that APC may assign its rights and/or delegate its obligations under this Agreement, without Revance’s prior written consent, to an Affiliate solely in connection with the sale, merger or transfer of substantially all of the interests in or assets of APC, providing such assignee or delegate agrees to be bound by the terms of this Agreement, and provided that such action would not in any way impair or jeopardize any pending or actual regulatory approval for the manufacture of Product. Revance may assign its rights hereunder in whole or part, or delegate any of its obligations hereunder to any Third Party, provided such Third Party agrees to be bound by the terms of this Agreement.

11.5 Notices. All notices and demands required or permitted to be given or made pursuant to this Agreement shall be in writing and shall be deemed given and sufficient if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, properly addressed to the address of the party to be notified as shown below:

If to APC:

American Peptide Company, Inc. 1271 Avenida Chelsea Vista, CA 92081 Fax: 760-597-8820 Attn: Mr. Minoru Sakakibara Title: President & CEO American Peptide Company, Inc.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

If to Revance:
Revance Therapeutics, Inc. 7555 Gateway Boulevard Newark, CA 94560 Fax: 510-662-4817 Attn: Curtis Ruegg, Executive Vice President, Revance Therapeutics Inc. with a copy to:

Cooley LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, California 94306 Attn: Fred Dorey, Esq.

or to such other address as to which either party may notify the other. Any notice sent by facsimile transmission or telex shall be followed within twenty-four (24) hours by a signed notice sent by first class mail, postage prepaid.

11.6 Force Majeure. Neither party shall be liable to the other for loss or damage, or, except as provided herein, have any right to terminate this Agreement by virtue of Force Majeure, which shall mean an occurrence which prevents, delays or interferes with the performance by a party of any of its obligations hereunder, if such occurs by reason of any Act of God, flood, fire, explosion, casualty or accident, or war, revolution, civil commotion, acts of public enemies, blockage or embargo, or any law, order or proclamation of any government, failure of suppliers to deliver materials, equipment or machinery, interruption of or delay in transportation, or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such party, if, and only if, the party affected shall have used its reasonable best efforts to avoid such occurrence. In the event of Force Majeure, the party affected shall notify the other and shall attempt to perform its obligations as soon as possible.

11.7 Additional Product. Additional products may be added to this Agreement and such additional products shall be governed by the general conditions hereof with any special terms (including, without limitation, price) governed by an addendum hereto.

11.8 Severability. If any term or provision of this Agreement is determined to be illegal, invalid or unenforceable by any Court of law of competent jurisdiction, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct so long as this Agreement without such illegal, invalid or unenforceable terms does not fail of its essential purpose. The parties shall negotiate in good faith to replace, at no charge, any such illegal, invalid or unenforceable provisions with suitable substitute provisions which will maintain as far as possible the purposes and the effect of this Agreement.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.9 Waiver. Failure of either party to insist upon strict observance of or compliance with any of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such observance or compliance with the other terms hereof, at that point in time or in the future,

11.10 Headings. All headings, titles and captions in this Agreement are for convenience only and shall not be of any force or substance.

11.11 Counterparts. This Agreement may be executed in two counterparts, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

11.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.13 Entire Agreement. This Agreement along with Attachment A and Attachment B and any Purchase Orders meeting compliance with this Agreement, constitutes the full, complete, final and integrated agreement between the parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof. Any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, this Agreement and any amendment hereto shall prevail over any purchase order or other business form or written authorization.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on the date first set forth above.

REVANCE THERAPEUTICS INC.

By:	/s/ Curtis Ruegg
Name:	Curtis Ruegg
Title:	EVP R&D
Date:	20 May 2013

AMERICAN PEPTIDE COMPANY, INC.

By:	/s/ Minoru Sakakibara
Name:	Minoru Sakakibara
Title:	President & CEO
Date:	23 May 2013

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ATTACHMENT A

SPECIFICATIONS

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ATTACHMENT B

REVANCE SPECIFICATIONS FOR CGMP RELEASE OF RTP004 PEPTIDE

RELEASE CRITERIA

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.